Exhibit 10.26

        SALES REPRESENTATION, PRODUCT DISTRIBUTION AND SERVICE AGREEMENT

This AGREEMENT is made and entered into this 7th day of January, 1999, by and between P.K LTD., a Korean corporation organized and existing under the laws of the Republic of South Korea with its principal place of business located at 493-3 Sung Sung-Dong, Cheon-An, Choong-Nam, Korea (hereinafter referred to as "Agent") and CFM TECHNOLOGIES, INC., a Pennsylvania corporation, with its principal place of business located at 1336 Enterprise Drive, West Chester, Pennsylvania, 19380 (hereinafter referred to as "Company").

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. APPOINTMENT OF AGENT. Company hereby appoints Agent as its exclusive agent for the sale of certain items fully described in Exhibit "A" attached hereto (hereinafter referred to as "Products") in the countries and locations listed in Exhibit "B" attached hereto (hereinafter referred to as "Territory").

     Agent is authorized by the above appointment to sell the Products only to manufacturers located in Territory for use in manufacturing facilities located in Territory, and Agent shall refer to Company all inquiries made from prospective customers which do not fall under the scope of this Agreement. All inquiries or orders received by Company for Products from any party in the Territory shall be referred to Agent.

     Exhibit A may be changed in writing by CFM following thirty (30) days of notice for the addition of items and ninety (90) days of notice for the withdrawal of items.

     It is understood by the parties that Agent shall be acting as an independent sales agent for Company's products, and Agent shall be solely responsible for all expenses connected with the operation of its business. Agent shall have no authority to contract in the name of or bind Company in any manner whatsoever. Agent shall defend and hold Company harmless from all claims arising out of Agent's conduct. All transactions or activities in connection with this Agreement will comply with the letter and the spirit of all applicable laws as well as ethical business standards. Care must be taken to avoid disseminating inaccurate or misleading technical or business information.

2. TERM OF AGREEMENT. This Agreement shall continue in effect for a period of one (1) year from the date of its execution and shall automatically renew year after year, unless terminated Pursuant to Paragraph 11 hereof.



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3.   RESPONSIBILITIES

     3.1  COMPANY'S RESPONSIBILITIES.

          a) Company shall make every reasonable effort to manufacture quantities of Products sufficient to meet the requirements of end-user customers represented or sold to by Agent.

          b) All inquiries or orders received by the Company for spare parts from any party in the Territory shall be forwarded to Agent.

          c) Company shall forward the price list for spare parts described in Exhibit "C" to Agent annually.

          d) Within thirty (30) days of the date of this agreement, PKL and the Company will determine a target initial list of spare parts to be stocked in Korea and purchased by PKL. The Company agrees to sell such parts to PKL on a one-time basis at the Company's purchase cost in order to assist PKL to establish tjis initial target stock. Thereafter, the Company will sell spare parts to PKL at prices as specified in Exhibit C herein. Any parts presently held on consignment by PKL which are not on the initial list will be returned to the Company within sixty (60) days of the date of this agreement. Both parties agree that the Company will not maintain any consignment spare parts stock in Korea in the future.

     3.2  AGENT'S RESPONSIBILITIES. Agent agrees to:

          a) Use its best efforts to promote the sale and use of the Products and to solicit and secure orders for the Products within Territory and further to serve the best interests of Company in any and all matters in accordance with this Agreement, and;

          b) Maintain an inventory of spare parts (the "Base Spares Inventory"), as described in Exhibit "C" attached, needed to operate and maintain Products installed at its customers sites. The Base Spares Inventory will change from time to time as the installed-base of Products within the Territory changes and shall be determined from reasonable recommendations made by Company as to specific items and quantifies, and;

          c) Purchase from Company spare parts as necessary to maintain the Base Spares Inventory and such other spare parts as Agent may require to maintain Products no longer under warranty. Such spare parts shall be purchased from Company at 85% of the then current U.S. list prices (freight, customs, VAT and other taxes to be paid by Agent) for such spare parts. Agent further agrees to sell such spare parts to customers/end users in Territory for an amount not to exceed 130% of such U.S. list prices, and;


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          d)   Provide and maintain reports of spare parts usage and on-hand balances and provide the same to Company on request, at reasonable intervals and;

          e) Refrain from the manufacture of sale of any product which shall directly or indirectly compete with Products during the duration of this Agreement and for a period of three (3) years following the termination of this Agreement for any reason, and;

          f) Prepare a sales forecast each quarter providing projections of end-user sales of Products by item, by end-user customer name, by quarter, for six (6) fiscal quarters of the Company, including the quarter in which the forecast is prepared. These forecasts shall be received by the Company before the 15th day of the second month of each fiscal quarter (Example: a forecast for the fourth quarter of 1999 shall be received by CFM by September 15,1999 covering the fourth quarter of fiscal 1999, all four quarters of fiscal 2000 and the first quarter of fiscal 2001, ending January 31, 2001).

4. CONFIDENTIALITY. Agent acknowledges that this Agreement creates a relationship of trust and confidence between Agent and Company. Agent acknowledges that propriety data and propriety information are embodied in the Products, and in data, information, and material supplied by Company to Agent or acquired by Agent in the course of performance of this Agreement. Agent acknowledges that all such propriety data and propriety information, including such data and information as is contained in the Products and their constituent parts, constitute the sole and exclusive property of the Company, and Agent will carefully protect such information and use it only in furtherance of the Company's business.

     Agent hereby agrees to hold in confidence during the term of this Agreement and thereafter for a period of three (3) years, any and all information of a confidential nature regarding Company's business or affairs, including without limitation, data provided by Company regarding the design and/or methods of the Products, and not to disclose the same to any person, firm, or corporation.

     On all the above information of a confidential or propriety nature, Company shall stamp "CONFIDENTIAL" or so indicate in other appropriate ways in the case of software or other intangible materials.

     The following information shall not be considered confidential:

          a)   Information which is already generally available to the public;

          b) Information which hereafter becomes generally available to the public, except as a result of a fault of the party to whom the information was disclosed;

          c)   Information which Company agrees to disclose in writing;

          d) Information which can be shown to have been properly known to Agent prior to the transmittal thereof from Company or,

          e) Information which is obtained by Agent from a third party which had the right to possess and to disclose the information.

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5.  QUOTATIONS AND PRICING

     Agent agrees to communicate the description, pricing and terms of sale for the Products through written quotations prepared by the Company and delivered to the customer by the Agent. Such quotations shall be valid for thirty (30) days and shall include a statement of the customer application to be addressed, a listing of specific hardware and software Products to be delivered, the commercial terms and the price for such Products. Agent agrees that changes to any such quotations shall be made only upon written advice from the Company. Company shall provide agent with general pricing information as provided to other company sales personnel and sales agents and shall provide not less than thirty (30) days notice of any changes to such information.

6. SALES COMMISSIONS

     (A) Company agrees to pay Agent commission for the Products purchased by the customer/end user according to the price paid by the customer/end user. Commission will be a rate of 8% of the net sales price of the Products. This commission rate may be changed upon written agreement of both parties.

     (B) Company to pay Agent commission within 10 days following receipt of payment by Company from customer/end user.


7.   TERMS OF PAYMENT FOR CUSTOMER/END USER

     The terms of payment shall be 90%, net 30 days after shipment of equipment and 10%, net 30 days after final acceptance by the customer/end user.

8. DELIVERY. The Company shall use its best efforts to fill all orders promptly upon acceptance thereof. However, if conditions beyond the control of Company arise which prevent compliance with normal delivery schedules. Company shall not be liable for damages, general, special, or otherwise. Deliveries shall be made Ex-Works, packing prepaid, West Chester, Pennsylvania. Agent or customer shall have the right to select the carrier of its choice.

     The Company shall retain title and bear the risk of loss until such time as a shipment has been placed on board a common carrier for the purpose of transportation to the packer, at which time title shall pass to the customer, and the risk of loss shall be borne by customer. Customer shall arrange and pay for insurance against loss or damage to the equipment during packing and transit.



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9.   INSTALLATION, WARRANTY AND CUSTOMER SUPPORT. Physical installation and process validation of Products sold under this agreement are included in the purchase price paid by the customer/end user. The warranty shall be as agreed upon between the Company and each customer in the specific purchase specification negotiated at the time of sale. Company and Agent each have certain responsibilities and obligations in providing installation, subsequent warranty services and general customer support.

9.1   COMPANY RESPONSIBILITIES. Company agrees to:

     (a) Provide, during the period of installation, process validation and warranty, documentation and procedures for installation of Products, technical support by telephone on a 24 hour per day basis, replacement of parts proven defective, and;

     (b) Make available, at Agent's expense, factory customer service engineers to assist in installation and/or warranty service on the customer/end user site upon request by Agent, and;

     (c) Make available, at Agent's expense, factory process engineers to assist in process validation and/or process development activities on the customer/end user site upon request by Agent, and;

     (d) Make available, at Company expense, factory customer service engineers and/or factory process engineers needed to install or process validate "first of a kind" tools or to install/perform major engineering or software upgrades, and;

     (e) Train Agent's personnel in the installation, operation, maintenance and repair of Products at Company's factory through formal training courses and independent study appropriate for Agent's service personnel, and;

     (f) Communicate, via regular reports, the status, priority level and anticipated date of resolution of any problems or requests made to Company by Agent, and;

     (g) Supply any replacement parts to Agent necessary for the performance of warranty repairs. Such parts shall be supplied by Company free of charge to Agent for replacements identified during the installation and/or warranty period. Agent shall return defective parts to Company, as requested, promptly after they have removed from Company's equipment. If Agent replaces a part that later proves not to be defective, then Agent shall bear the cost of the replacement part less any salvage value attributable to the replaced part.

     (h) The Company will supply, at no additional cost to Agent, factory personnel for facilities survey and design and during the power-up and process qualification of each initial system installation. The number and duration will vary depending on the specific circumstance and will be determined by mutual agreement between Agent and the Company at the time of the system sale. The Agent will endeavor to minimize the amount of Company personnel needed to support these activities.

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     (i)  The Company will make available factory personnel to correct any problem that cannot be corrected in a timely and effective manner by Agent. If Agent's personnel should have been reasonably expected to correct a failure, then Agent shall bear all costs for any support as described in Section 9.3(b) of this Agreement. If Agent could not have been reasonably expected to correct the failure or if the failure is a result, in the sole opinion of the Company, of defects in the software code as written and originally installed, then the Company shall provide such support, as necessary, without cost to Agent.

9.2 AGENT RESPONSIBILITIES. Agent agrees to:

     (a) Be responsible for providing competent service personnel, experienced in the installation and maintenance of semiconductor process equipment, to perform installation, process validation and any necessary warranty work required within Territory. Such personnel shall be provided at Agent's expense, and Agent shall bare the responsibility for seeing that all work is performed correctly; and;

     (b) Plan for each installation, working with the customer/end user to develop a plan for utility connection and physical equipment placement, and;

     (c) Conduct each installation in conformance with then current Company practices, and;

     (d) Undertake and complete process validation of each installed system, and;

     (e)  Maintain the Products during the warranty period, and;

     (f) Make maintenance and support services available to customer/end users for Products no longer covered by warranty.

9.3 PAYMENT FOR SERVICES

     (a) Company agrees to pay Agent 8% of the net sales price of Products for the activities in Section 9.2(b) through 9.2(e), above. Such amounts shall be payable according to the following schedule and terms:

          (1) 3% upon the completion of the physical installation of Products and invoice to Company by Agent, and;


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          (2)  5% upon the completion of process validation and final, written customer acceptance, receipt of final payment from customer by Company and invoice to Company by Agent, and;

          (3) All invoices shall be payable net 10 days and may be offset against amounts owed by Agent to Company.

     (b) Agent agrees to pay Company for services and related out-of-pocket costs as requested by Agent, according to the following terms:

          (1) US$75.00 per hour or portion thereof for each hour for which Company pays Company employees or others in the delivery of services (and associated travel) requested by Agent, and;

          (2) Actual travel and living costs as reimbursed by Company with no mark-up or administrative fees, and;

          (3) All invoices shall be payable net 10 days and may be offset against amounts owed by Company to Agent.

10. ADVERTISING. Company shall supply Agent with reasonable quantities of sales materials such as catalogs, brochures or new Products, and reprints of its advertising material at no charge to Agent. Agent shall have the right to conduct advertising campaigns with respect to the Products at its expense. Agent shall refrain from making any claims or representations concerning the Products in excess of those made by Company. Agent will translate the above materials into Korean or other languages as may be needed from time to time. Upon termination of this Agreement, Agent shall return all unused sales materials to Company and shall refrain from further use of all such materials in its activities.

11.  TERMINATION:  This Agreement may be terminated:

     a)   By an agreement in writing duly signed by the parties hereto, or;

     b) By either party at will, with or without cause, upon not less than sixty (60) days notice in writing, given by registered or certified mail to the other party.

    The acceptance of any order from or the sale of any Product to Agent after the termination of this Agreement shall not be construed as a renewal or extension hereof nor as a waiver of termination. Neither Company nor Agent shall, by reason of the termination or non-renewal of this Agreement, be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Company or Agent, or otherwise.

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12.  MISCELLANEOUS

     12.1 ASSIGNMENT. This Agreement is not assignable or transferable by either party in whole or in part, except with written consent of the other party.

     12.2 GOVERNING, LAW AND LANGUAGE. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania. This Agreement has been negotiated and executed in the English language, and the rules of construction and definition of the English language shall be applied in interpreting this Agreement.

     12.3 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties.

     12.4 SEVERABILITY. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     12.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns.

     12.6 TITLES AND SUBTITLES. The titles of file paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above set forth.



        THE COMPANY                           CFM TECHNOLOGIES, INC.


                                              BY:  /s/ ROGER A. CAROLIN
                                                   ---------------------------
                                                     Roger A. Carolin
                                                     President

        THE AGENT                             P.K LTD.

                                              BY:  /S/ S.H JEONG
                                                   ---------------------------


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